--------------------------------------------------------------------------------

As filed with the Securities and Exchange Commission on August __, 2007
                                          Registration Statement No. 333-_______

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                _________________

                                    FORM SB-2
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                _________________

                         China Organic Agriculture, Inc.
             (Exact name of registrant as specified in its charter)

    Florida                           0112                          20-3505071
(State or Other            (Primary Standard Industrial         (I.R.S. Employer
Jurisdiction of             Classification Code Number)          Identification
Incorporation or                                                     Number)
 Organization)
                    Jilin Province ErMaPao Green Rice Limited
                East Ping Feng Xiang Zheng Fu, Qian Guo District
                    Songyuan City, Jiin Province, P.R. China
      (Address, including zip code, and telephone number,


        including area code, of registrant's principal executive offices and principal place of business)

                                 _______________

                              Vincent McGill, Esq.
                             Eaton & Van Winkle LLP
                                  3 Park Avenue
                            New York, New York 10016
                            Telephone: (212) 779-9910
                            Telecopy: (212) 779-9928
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                _________________

                                   Copies to:

                              Vincent McGill, Esq.
                             Eaton & Van Winkle LLP
                                  3 Park Avenue
                            New York, New York 10016
                            Telephone: (212) 779-9910
                            Telecopy: (212) 779-9928

      Approximate date of commencement of proposed sale to public: At such time or times as may be determined by the selling stockholders after this registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

      If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.

                         CALCULATION OF REGISTRATION FEE

                                                 Proposed Maximum      Proposed Maximum
Title of Each Class of         Amount to be     Offering Price Per    Aggregate Offering       Amount of
Securities to be Registered     Registered             Unit                 Price          Registration Fee
-----------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par
     value per share          20,000,000 (1)           1.05               21,000,000            $644.70
-----------------------------------------------------------------------------------------------------------

      (1)   Shares that we may issue under our equity credit facility.

      (2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION

STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   Subject to completion, dated August _, 2007

                             Preliminary Prospectus

                         China Organic Agriculture, Inc.

                                20,000,000 Shares
                                  Common Stock

This prospectus relates to the resale by the selling shareholders of China Organic Agriculture, Inc. identified in this prospectus of 20,000,000 shares of our common stock which they may acquire under our fixed-price equity credit facility.

We are not selling any shares of our common stock in this offering, and we will not receive any of the proceeds from the sale of these shares by the selling shareholders. All costs associated with this registration will be borne by us.

The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We do not know when or in what amounts a selling shareholder may offer shares for sale. The selling shareholders may sell some, all or none of the shares offered by this prospectus. Our common stock is quoted on the OTC Bulletin Board, or OTCBB, under the symbol "CNOA.OB." The last reported sales price for our common stock on the OTCBB on July 30, 2007, was $1.74 per share.

Investing in our common stock involves substantial risks. You should carefully consider the risk factors beginning on page 4 of this prospectus before purchasing shares of our common stock.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling shareholders will be placed in escrow, trust or any similar account.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is ____________, 2007.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION                          1
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PROSPECTUS SUMMARY                                                          1
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RISK FACTORS                                                                4
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USE OF PROCEEDS                                                            11
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OUR BUSINESSS                                                              11
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MANAGEMENT'S DISCUSSION AND ANALYSIS                                       14
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SECURITY OWNERSHIP                                                         19
--------------------------------------------------------------------------------
SELLING STOCKHOLDERS                                                       20
--------------------------------------------------------------------------------
PLAN OF DISTRIBUTION                                                       21
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MARKET FOR OUR COMMON STOCK                                                22
--------------------------------------------------------------------------------
OUR DIRECTORS AND OFFICERS                                                 23
--------------------------------------------------------------------------------
EXECUTIVE COMPENSATION                                                     24
--------------------------------------------------------------------------------
INDEMNIFICATION OF DIRECTORS                                               25
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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                             25
--------------------------------------------------------------------------------
OUR SECURITIES                                                             26
--------------------------------------------------------------------------------
SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES             27
--------------------------------------------------------------------------------
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS                              28
--------------------------------------------------------------------------------
WHERE YOU CAN FIND MORE INFORMATION                                        28
--------------------------------------------------------------------------------
LEGAL MATTERS                                                              28
--------------------------------------------------------------------------------
EXPERTS                                                                    28
--------------------------------------------------------------------------------
FINANCIAL STATEMENTS                                                    F-1-F-30
--------------------------------------------------------------------------------

               Special Note Regarding Forward Looking Information

      This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), that reflect management's current views and expectations with respect to our business, strategies, future results and events and financial performance. All statements made in this prospectus other than statements of historical fact, including statements that address operating performance, events or developments that management expects or anticipates will or may occur in the future, including statements related to future cash flows, revenues, profitability, adequacy of funds from operations, statements expressing general optimism about future operating results and non-historical information, are forward-looking statements. In particular, the words "believe," "expect," "intend," "anticipate," "estimate," "plan, " "may," "will," variations of such words and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements and their absence does not mean that a statement is not forward-looking. Forward-looking statements are subject to certain risks and uncertainties, including those discussed under "Risk Factors." Our actual results, performance or achievements could differ materially from historical results as well as those expressed in, anticipated or implied by these forward-looking statements. Except as required under the federal securities laws, we do not undertake any obligation to update forward-looking statements made by us.

      Readers should not place undue reliance on forward-looking statements which are based on management's current expectations and projections about future events, are not guarantees of future performance, are subject to risks, uncertainties and assumptions (including those described below) and apply only as of the date of this prospectus. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, the forward-looking statements contained herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" below as well as those discussed elsewhere in this report, and the risks discussed in our press releases and other communications to shareholders issued by us from time to time, which attempt to advise interested parties of the risks and factors that may affect our business. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                               Prospectus Summary

      This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the section entitled "Risk Factors," and our consolidated financial statements and the related notes to those statements included in this prospectus. This prospectus contains certain forward-looking statements. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. See "Special Note Regarding Forward-Looking Information."

      As used in this prospectus, the terms "we," "our," "company" and "Registrant," refer to China Organic Agriculture, Inc. and its wholly-owned subsidiaries, unless otherwise stated or the context requires otherwise.

Our Business

      We grow, process and market high quality organic and green rice in the People's Republic of China.

      On March 15, 2007, we, then known as Industrial Electric Services, Inc., acquired through a "reverse merger" (the "Merger") China Organic Agriculture Limited ("COA"), a British Virgin Islands corporation which owned 100% of the outstanding capital stock of Jilin Songyuan City ErMaPao Green Rice Limited ("ErMaPao"), a corporation organized and operating in the People's Republic of China.

      As consideration for COA, we issued to the shareholders of COA 27,448,776 shares of our common stock, representing approximately 64% of our shares immediately after giving effect to the Merger. Accordingly, in accordance with accounting principles generally accepted in the United States, the financial statements included herein present the historical financial condition, results of operation and cash flows of COA prior to the Merger.

      In connection with the Merger, Jian Lin, Huizhi Xiao and Shujie Wu (the "New Directors") were appointed to, and Ms. Xia Wu resigned from, our Board of Directors. In addition, prior to electing the New Directors, Ms. Wu appointed Jian Lin to the positions of Chairman and Chief Executive Officer, Ping Zhao to the position of Secretary and Xianhua Hu to the position of Chief Financial Officer (the "New Officers"); such appointments became effective upon the close of business of March 29, 2007.

      ErMaPao owns approximately 6,260 acres of land in Jilin Province on which it grows and processes green rice and organic rice. ErMaPao's products are distributed in Beijing, Shanghai, Nanjin, Hangzhou and other Chinese cities. Our production base is located in Songnen Plains, one of the four largest irrigation areas in Northeastern China. This area is newly developed "Primitive Undeveloped Land" with fertile soil. The water used for irrigation is unpolluted from Nen River (Nenjiang), and the process is free of any chemical fertilizers and pesticides. Our company is one of the largest green and organic rise producers in China.

      Our executive offices are located at East Ping Feng Xiang Zheng Fu, Qian Guo District, Songyuan City, Jiin Province, P.R. China. Our telephone number is
(310) 441-9777.Our website address is www.chinaorganicagriculture.com. The information on our website is not part of this prospectus. Our common stock is quoted on the NASD OTC Bulletin Board under the trading symbol "CNOA.OB."

      Effective May 4, 2007, we changed our name from Industrial Electric Services, Inc. to China Organic Agriculture, Inc.

The Offering and Our Equity Credit Facility

      This offering relates to the resale by the selling stockholders identified in this prospectus of up to 20,000,000 shares of our common stock that we may issue and sell to them from time to time, and that they are obligated to purchase from us, at a fixed per share purchase price of $1.05, under our equity credit facility for up to $21 million. Under the agreement relating to the facility, we are obligated to file a registration for the resale of the shares acquired by the selling stockholders under that facility.

      The maximum advance we may request at any time under the facility is $5 million, so that the maximum number of shares that the selling stockholders are obligated to purchase from us on any single occasion is limited to 4,761,904 shares, except that the obligation of each selling stockholder to purchase shares is limited to the extent that the purchase would result in that selling stockholder owning more than 9.9% of our then outstanding shares.

      We may request advances from the selling stockholders under the facility from time to time, but not more than 15 days after the most recent request. The selling stockholders are obligated to purchase shares in an amount equal to the advance we have requested on the fifth business day after our request, subject to our satisfaction of certain conditions to closing.

      The commitment period under the facility is 24 months commencing on the date the SEC declares effective the registration statement of which this prospectus is a part, subject to earlier termination (i) on the date on which the selling stockholders have purchased an aggregate amount of $21 million, or a total of 20,000,000, shares of our common stock under the facility, (ii) if there occurs any stop order or suspension of the effectiveness of that registration statement for an aggregate of sixty trading days, other than due to the acts of the selling stockholders, and (iii) if we fail to comply in a material respect with the covenants in the agreement and that default is not cured within thirty days after receipt of written notice from the selling stockholders.

Common Stock Offered          20,000,000 shares by selling shareholders

Offering Price                Market price

Common Stock Outstanding      51,548,776 shares
Before the Offering

Use of Proceeds               We will not receive any proceeds from the sale of
                              shares of common stock offered by the selling stockholders.

Risk Factors                  The securities offered hereby involve a high
                              degree of risk. You should read carefully the factors discussed under Risk Factors beginning on page 4 and the other information included in this prospectus before investing in our securities.
                              Several of the most significant risk factors include:

                              o We are a recently formed enterprise doing business in China. As such we re subject to all of the risks of a new business and of any business operating in China.

                              o We are an agricultural business focused on a single product, rice. As a result we are subject to the risks faced by agricultural business and the increased risks resulting from our concentration on a single crop.

                              o     Future sales by our stockholders may
                                    adversely affect our stock price and our ability to raise funds in new stock offerings;

                              o     Existing shareholders will experience
                                    significant dilution from the sale of shares issued under our equity credit facility;

                              o     The selling stockholders will acquire
                                    shares of our common stock at a fixed per share price of $1.05 under our equity credit facility which may be less than the then-prevailing market price for our common stock;

                              o     The selling stockholders may sell the
                                    shares of common stock they acquire under equity credit facility in the public market, which sales may cause our stock price to decline; and

                              o The issuance of shares of our common stock under our equity credit facility could encourage short sales by third parties, which could contribute to the further decline of our stock price.

Recent Developments

      On June 4, 2007, Huizhi Xiao was elected Chairman of our Board of Directors. Jian Lin, who was Chairman until Xiao's appointment, will remain as a director and officer of the Registrant

              Summary Condensed Consolidated Financial Information

                                                   For the year ended               For the three months ended
                                            --------------------------------------------------------------------
                                            December 31,       December 31,        March 31,           March 31,
                                               2006               2005               2007                2006
                                            -----------        -----------        -----------        -----------
Statement of Operations Data:
Net revenue                                 $ 9,002,345        $ 6,601,698        $ 4,116,721        $ 3,176,655
Income from operations                        3,427,270          2,472,339          1,719,083          1,271,996
Net income                                    3,431,097          2,475,705          1,720,495          1,273,548
Net income per share - basic and
diluted                                     $        --        $        --        $      0.36        $        --
Basic and diluted weighted average
number of shares                                     --                 --         41,173,776                 --

                                       At December    At December   At March 31,
                                        31, 2005       31, 2006        2007
                                      -----------    -----------    ------------

Balance Sheet Data:
Current assets                        $ 1,971,173    $   1557459    $  2,823,130
Working capital                       $   260,830    $   (77,855)   $  2,196,888
Total assets                          $ 6,305,424    $ 5,723,407    $  6,938,912
Retained earnings (unappropriated)    $ 3,320,057    $ 2,978,931    $  1,491,899
Total stockholders' equity            $ 4,595,081    $ 4,601,540    $ 6, 938,912

                                  Risk Factors

      You should consider carefully each of the following risk factors and all of the other information in this prospectus. The following risks relate principally to our business and the offering described in is prospectus. If any of the following risks and uncertainties develop into actual events, the business, financial condition or results of our operations could be materially adversely affected. If that happens, the trading price of our shares of common stock could decline significantly. The risk factors below contain forward-looking statements regarding the offering and our business. Actual results could differ materially from those set forth in the forward-looking statements. See "Special Note Regarding Forward-Looking Information" above.

Risks Relating to Our Business

Our management's decision to change our business focus from the electrical services industry to the agricultural industry could ultimately prove to be unsuccessful, harming our business operations and prospects.

      As a result of the Merger, the focus of our business changed from the electrical services industry to the agricultural industry and we acquired a new management team. We cannot assure you that new management will be able to properly manage the direction of our company or that the change in the focus of our business will be successful. If new management fails to properly manage and direct our company, we may be forced to scale back or abandon our existing operations, which will cause the value of our shares to decline.

The unsuccessful integration of a business or business segment we acquire could have a material adverse effect on our results.

      As part of our business strategy, we expect to acquire assets and businesses relating to or complementary to our operations. These acquisitions will involve risks commonly encountered in acquisitions. These risks include exposure to unknown liabilities of the acquired companies, additional acquisition costs and unanticipated expenses. Our quarterly and annual operating results will fluctuate due to the costs and expenses of acquiring and integrating new businesses. We may also experience difficulties in assimilating the operations and personnel of acquired businesses. Our ongoing business may be disrupted and our management's time and attention diverted from existing operations. Our acquisition strategy will likely require additional debt or equity financing, resulting in additional leverage or dilution of ownership. We cannot assure you that any future acquisition will be consummated, or that if consummated, that we will be able to integrate such acquisition successfully.

Our farming operations are concentrated in one geographical area.

      All of our farming operations are located in Jilin Province, People's Republic of China. If this area should encounter adverse weather conditions, such as a drought or floods, or any other conditions that adversely affect the growth of rice, we could experience a reduction in production of rice, with a concomitant reduction in our revenues. Because all of our producing property is in one area, a single event could have a significant adverse impact on our business and financial condition.

All of our farming operations are dedicated to the production of one crop.

      Currently we produce one crop, rice. Consequently, we would be severely adversely affected by a decrease in the market price for rice.

If our product becomes contaminated or are mislabeled, we may be subject to product liability claims, product recalls and increased scrutiny by regulators, any of which could adversely affect our business.

      Agricultural products are vulnerable to contamination by organisms producing food-borne illnesses. These organisms are generally found in the environment, and, as a result, there is a risk that, as a result of food processing, they could be found in our products. Once contaminated products have been shipped for distribution, illness and death may result if the disease causing organisms are not eliminated by processing at the foodservice or consumer level. Also, products purchased from others for packing or distribution may contain contaminants that we are unable to identify. The risk can be controlled, but not eliminated, by use of good manufacturing practices and finished product testing. We may also encounter the same risks if a third party tampers with our products or if our products are inadvertently mislabeled. Shipment of adulterated products, even if inadvertent, is a violation of law and may lead to product liability claims, product recalls and increased scrutiny by state regulatory agencies, any of which could have a material adverse effect on our reputation, business, prospects, results of operations and financial condition.

A material disruption at our processing plant could seriously harm our financial condition and operating results.

      We process all of our products at a single plant. Since we do not have operations elsewhere, a material disruption at this plant would seriously limit our ability to deliver products to our customers. Such disruption could be caused by a number of different events, including: maintenance outages; prolonged power failures; equipment failure; a chemical spill or release; widespread contamination of our equipment; fires, floods, earthquakes or other natural disasters; or other operational problems. Any of these events would adversely affect our business, financial condition and operating results.

A decline in the demand for our product would have a material adverse effect on our business, financial condition and operating results.

      The food industry is subject to changing consumer trends, demands and preferences. Medical studies detailing the healthy attributes of particular foods affect the purchase patterns, dietary trends and consumption preferences of consumers. From time to time, weight loss and control plans that emphasize particular food groups have been popular and have affected consumer preferences. Adverse publicity relating to health concerns and the nutritional or dietary value of our products could adversely affect consumption and, consequently, demand for our products. In addition, as all of our operations consist of the production and distribution of rice, a change in consumer preferences relating our products or in consumer perceptions regarding the nutritional value of processed food products could significantly reduce our sales volume. A reduction in demand for our products caused by these factors would have a material adverse effect on our business, financial condition and operating results.

Competition in our industry is intense and we may not be able to compete successfully. An inability to compete successfully could lead to the failure of our business.

      The food processing industry is intensely competitive. Our business competes against large national processors, regional processors and store based or local processors. The national processors have substantially greater financial and other resources than we do and some may enjoy cost advantages in buying equipment and other business necessities. If we or other regional competitors increase our market share, the major national processors could respond by offering special pricing promotions aimed at retaining business or seek to acquire or build regional processing capacities, any of which could hamper our expansion plans.

      We expect similar competition in other markets in which we may seek to expand. If we cannot compete successfully against our competitors we will not be able to grow and expand our business and may not, if our competitive failures are severe enough, continue in operation

Attracting and retaining key personnel is an essential element of our future success.

      Our future success depends to a significant extent upon the continued service of our executive officers and other key management and technical personnel and on our ability to continue to attract, retain and motivate executive and other key employees, including those in managerial, technical, marketing and information technology support positions. Experienced management and technical, marketing and support personnel are in demand and competition for their talents is intense. The loss of the services of one or more of our key employees or our failure to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

If we lose the services of our chairman and chief executive officer, our business may suffer.

      We are dependent upon Jian Lin, our chief executive officer, and Huizhi Zhao, our chairman. The loss of their services could materially harm our business because of the cost and time necessary to retain and train replacements. Such a loss would also divert management attention away from operational issues. We do not have key-man term life insurance policy on either Mr. Zhao or Mr. Lin.

Our inability to successfully manage the growth of our business may have a material adverse effect on our business, results or operations and financial condition.

      Our future success will be highly dependent upon our ability to manage successfully the expansion of operations. Our ability to manage and support our growth effectively will be substantially dependent on our ability to implement adequate improvements to financial, inventory, management controls, reporting, order entry systems and other procedures, and hire sufficient numbers of financial, accounting, administrative, and management personnel.

We will face many of the difficulties that companies in the early stage may face.

      We have a limited operating history as a public agricultural company, which may make it difficult for you to assess our ability to grow our earnings and to identify merger or acquisition candidates. We face many of the difficulties that companies in the early stages of their development in new and evolving markets often face. We may continue to face these difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these problems, our future growth and earnings will be negatively affected.

We cannot accurately forecast our future revenues and operating results, which may fluctuate.

      Our short operating history as a public agricultural company and the rapidly changing nature of the markets in which we compete make it difficult to accurately forecast our revenues and operating results. Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

      o     the success of identifying and completing mergers and acquisitions;
      o the introduction of competitive products by different or new competitors;
      o     reduced demand for any given product;
      o     difficulty in keeping current with changing technologies;
      o     changes in the eating habits of our customers;
      o     weather and other events that adversely effect our crop yields;
      o changes in world demand for various food products and its impact on the price for our products.

      Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower prices or on terms that are less favorable to us. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock would likely decline.

We may issue shares of our capital stock or debt securities to complete an acquisition, which would reduce the equity interest of our stockholders.

      Although we have no commitments as of the date of this report to issue our securities, we will, in all likelihood, issue additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to complete an acquisition. The issuance of additional shares of our common stock or any number of shares of our preferred stock may significantly reduce the equity interest of our current stockholders, may subordinate the rights of holders of our common stock if preferred stock is issued with rights senior to the common stock and may adversely affect prevailing market prices for our common stock.

      Similarly, if we issue debt securities, it could result in default and foreclosure on our assets if our operating revenues after an acquisition were insufficient to pay our debt obligations, acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant and our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

Risks Related to Doing Business in the People's Republic of China

      Our business operations take place primarily in China. Because Chinese laws, regulations and policies are continually changing, our Chinese operations will face several risks summarized below.

Limitations on Chinese economic market reforms may discourage foreign investment in Chinese businesses.

      The value of investments in Chinese businesses could be adversely affected by political, economic and social uncertainties in China. The economic reforms in China in recent years are regarded by China's central government as a way to introduce economic market forces into China. Given the overriding desire of the central government leadership to maintain stability in China amid rapid social and economic changes in the country, the economic market reforms of recent years could be slowed, or even reversed.

Any change in policy by the Chinese government could adversely affect investments in Chinese businesses.

      Changes in policy could result in imposition of restrictions on currency conversion, imports or the source of suppliers, as well as new laws affecting joint ventures and foreign-owned enterprises doing business in China. Although China has been pursuing economic reforms for the past two decades, events such as a change in leadership or social disruptions that may occur upon the proposed privatization of certain state-owned industries, could significantly affect the government's ability to continue with its reform.

We face economic risks in doing business in China.

      As a developing nation, China's economy is more volatile than that of developed Western industrial economies. It differs significantly from that of the U.S. or a Western European country in such respects as structure, level of development, capital reinvestment, resource allocation and self-sufficiency. Only in recent years has the Chinese economy moved from what had been a command economy through the 1970s to one that during the 1990s encouraged substantial private economic activity. In 1993, the Constitution of China was amended to reinforce such economic reforms. The trends of the 1990s indicate that future policies of the Chinese government will emphasize greater utilization of market forces. For example, in 1999 the Government announced plans to amend the Chinese Constitution to recognize private property, although private business will officially remain subordinated to the state-owned companies, which are the mainstay of the Chinese economy. However, we cannot assure you that, under some circumstances, the government's pursuit of economic reforms will not be restrained or curtailed. Actions by the central government of China could have a significant adverse effect on economic conditions in the country as a whole and on the economic prospects for our Chinese operations.

The Chinese legal and judicial system may negatively impact foreign investors.

      In 1982, the National Peoples Congress amended the Constitution of China to authorize foreign investment and guarantee the "lawful rights and interests" of foreign investors in China. However, China's system of laws is not yet comprehensive. The legal and judicial systems in China are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in China lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the Chinese judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. China's legal system is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes.

      The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. However, the trend of legislation over the last 20 years has significantly enhanced the protection of foreign investment and allowed for more control by foreign parties of their investments in Chinese enterprises. We cannot assure you that a change in leadership, social or political disruption, or unforeseen circumstances affecting China's political, economic or social life, will not affect the Chinese government's ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

      The practical effect of the Peoples Republic of China legal system on our business operations in China can be viewed from two separate but intertwined considerations. First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate Articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the general corporation laws of the several states. Similarly, the Peoples Republic of China accounting laws mandate accounting practices, which are not consistent with U.S. Generally Accepted Accounting Principles. China's accounting laws require that an annual "statutory audit" be performed in accordance with Peoples Republic of China accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the Peoples Republic of China Wholly Foreign-Owned Enterprise Law requires a Wholly Foreign-Owned Enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. Second, while the enforcement of substantive rights may appear less clear than United States procedures, the Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are Chinese registered companies, which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution. Generally, the Articles of Association provide that all business disputes pertaining to Foreign Invested Enterprises are to be resolved by the Arbitration Institute of the Stockholm Chamber of Commerce in Stockholm, Sweden, applying Chinese substantive law. Any award rendered by this arbitration tribunal is, by the express terms of the respective Articles of Association, enforceable in accordance with the "United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards
(1958)." Therefore, as a practical matter, although no assurances can be given, the Chinese legal infrastructure, while different in operation from its United States counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

      Because our principal assets are located outside of the United States and all of our directors and executive officers reside outside of the United States, it may be difficult for you to enforce your rights based on the United States Federal securities laws against us and our officers and directors in the United States or to enforce judgments of United States courts against us or them in the People's Republic of China.

      Our directors and executive officers reside outside of the United States. In addition, our operating subsidiaries and substantially all of our assets are located outside of the United States. You will find it difficult to enforce your legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the People's Republic of China and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in the courts of the People's Republic of China. In addition, it is unclear if extradition treaties in effect between the United States and the People's Republic of China would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

Economic Reform Issues

      Although the Chinese government owns the majority of productive assets in China, during the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

      -     We will be able to capitalize on economic reforms;
      - The Chinese government will continue its pursuit of economic reform policies;
      -     The economic policies, even if pursued, will be successful;
      - Economic policies will not be significantly altered from time to time; and
      - Business operations in China will not become subject to the risk of nationalization.

      Since 1979, the Chinese government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.

      Over the last few years, China's economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb this excessively expansive economy. These measures have included devaluations of the Chinese currency, the Renminbi (RMB), restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its customers, and limited re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

      To date, reforms to China's economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future; however, there can be no assurance that the reforms to China's economic system will continue or that we will not be adversely affected by changes in China's political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions

Risks Relating to our Common Stock and our Status as a Public Company

The price of our common stock may be affected by a limited trading volume and may fluctuate significantly.

      There has been a limited public market for our common stock and we cannot assure you that an active trading market for our stock will develop or, if developed, will be maintained. The absence of an active trading market may adversely affect our stockholders' ability to sell our common stock in short time periods, or possibly at all. In addition, we cannot assure you that you will be able to sell shares of common stock that you have purchased without incurring a loss. The market price of our common stock may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the common stock in the future. In addition, the market price for our common stock may be volatile depending on a number of factors, including business performance, industry dynamics, and news announcements or changes in general economic conditions.

Future sales of our common stock may cause our stock price to decline.

      The sale of a large number of our shares, or the perception that such a sale may occur, may lower our stock price. Such sales could make it more difficult for us to sell equity securities in the future at a time and price that we consider appropriate.

      Issuance of our reserved shares of common stock may significantly dilute the equity interest of existing shareholders.

      We have reserved 20,000,000 shares in connection with our equity credit facility. Issuance of these shares will have the effect of diluting the equity interest of our existing stockholders and may have an adverse effect on the market price of our common stock

We do not anticipate paying any dividends on our common stock; because of this our securities could face devaluation in the market.

      It is not anticipated that any dividends will be paid to holders of our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that any earnings will be retained to finance our future expansion and for the implementation of our new business plan. As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment in our Company.

We will continue to incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance requirements.

      As a public company we incur significant legal, accounting and other expenses under the Sarbanes-Oxley Act of 2002, together with rules implemented by the Securities and Exchange Commission and applicable market regulators. These rules impose various requirements on public companies, including requiring certain corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

      In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, commencing in 2007, we must perform system and process evaluations and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Compliance with Section 404 may require that we incur substantial accounting expenses and expend significant management efforts. If we are not able to comply with the requirements of
Section 404 in a timely manner, or if our accountants later identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other applicable regulatory authorities.

      Our stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire businesses.

      If working capital or future acquisitions are financed through the issuance of equity securities, our stockholders will experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to those of our common stock.

Lack of management control by purchasers of the common stock offered hereby.

      As of July 15, 2007, our chairman, Huizhi Xiao, and Chief Executive Officer, Jian Lin (through his control of Luxesource International Limited) beneficially owned approximately 20% and 12%, respectively, of the outstanding shares of our common stock. As of that date, the other beneficial owners of more than 5% of our common stock in the aggregate owned approximately an additional 44% of our common stock. As a result of this concentration of ownership, you and our other stockholders, acting alone, do not have the ability to influence the outcome of matters requiring stockholder approval, including the election of our directors or significant corporate transactions. In addition, this concentration of ownership, which is not subject to any voting restrictions, may discourage or thwart efforts by third parties to take-over or effect a change in control of our company, that may be desirable for you and are other stockholders, and may limit the price that investors are willing to pay for our common stock.

      Our Board of Directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stock holders and with the ability to adversely affect stockholder voting power and perpetuate the board's control over the Company.

      Our certificate of incorporation authorizes the issuance of up to 20,000,000 shares of preferred stock, par value $0.001 per share. Our Board of Directors by resolution may authorize the issuance of up to 20,000,000 shares of preferred stock in one or more series with such limitations and restrictions as it may determine, in its sole discretion, with no further authorization by security holders required for the issuance thereof. The Board may determine the specific terms of the preferred stock, including: designations; preferences; conversions rights; cumulative, relative; participating; and optional or other rights, including: voting rights; qualifications; limitations; or restrictions of the preferred stock.

      The issuance of preferred stock may adversely affect the voting power and other rights of the holders of common stock. Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of our Company or make removal of management more difficult. As a result, the Board of Directors' ability to issue preferred stock may discourage the potential hostile acquirer, possibly resulting in beneficial negotiations. Negotiating with an unfriendly acquirer may result in, among other things, terms more favorable to us and our stockholders. Conversely, the issuance of preferred stock may adversely affect any market price of, and the voting and other rights of the holders of the common stock. We presently have no plans to issue any preferred stock.

                                 Use of Proceeds

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders named in this prospectus. We will not receive any proceeds from the sale of shares of common stock in this offering.

                                  Our Business

History and Organization

      Pursuant to a Stock Purchase Agreement dated as of February 8, 2007, Ms. Xia Wu ("Wu") purchased from Mr. Edward Lynch 15,000,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), for an aggregate purchase price of $675,000 (the "Stock Transaction"). The 15,000,000 shares of Common Stock acquired by Wu represented 97.72% of our then issued and outstanding shares of Common Stock.

      On March 15, 2007, we, then known as Industrial Electric Services, Inc., acquired through a "reverse merger" (the "Merger") China Organic Agriculture Limited ("COA"), a British Virgin Islands corporation which owned 100% of the outstanding capital stock of Jilin Songyuan City ErMaPao Green Rice Limited ("ErMaPao"), a corporation organized and operating in the People's Republic of China. ErMaPao owns approximately 2,034 hectares of land in Jilin Province on which it grows and processes green rice and organic rice, using its own seed.

      As consideration for COA, we issued to the shareholders of COA 27,448,776 shares of our common stock, representing approximately 64% of our shares immediately after giving effect to the Merger. Accordingly, in accordance with accounting principles generally accepted in the United States, the financial statements included herein present the historical financial condition, results of operation and cash flows of COA prior to the Merger.

      In connection with the Merger, Jian Lin, Huizhi Xiao and Shujie Wu (the "New Directors") were appointed to our Board of Directors. In addition, Jian Lin was appointed Chairman and Chief Executive Officer, Ping Zhao Secretary and Xianhua Hu was appointed to the position of Chief Financial Officer; such appointments became effective upon the close of business of March 29, 2007.

      Effective May 4, 2007, we changed our name from Industrial Electric Services, Inc. to China Organic Agriculture, Inc. Our Board of Directors believes that this name change is appropriate because of the shift in our business focus to the agricultural industry.

      Our executive offices are located at East Ping Feng Xiang Zheng Fu, Qian Guo District, Songyuan City, Jiin Province, People's Republic of China. Our telephone number is (310) 441-9777. Our website address is www.chinaorganicagriculture.com. The information on our website is not part of this prospectus. Our common stock is quoted on the NASD OTC Bulletin Board under the trading symbol "CNOA.OB."

      The Merger transaction resulted in our company becoming the sub shareholder of China Organic Agriculture, Ltd, a British Virgin Islands corporation, and, therefore, the owner of its wholly-owned subsidiary, Jilin Songyuan City ErMaPao Green Rice Ltd. ("ErMaPao").

Business

      Through ErmaPao we grow, process and distribute high quality organic and green rice. We are a model enterprise in agricultural processing and our agricultural facilities were one of the first to be appraised by the Ministry of Agriculture. Our products are distributed in Beijing, Shanghai, Nanjin, Hangzhou and other major Chinese cities. Our company is one of the largest green and organic rice producers in China.

      ErMaPao was established in 2002. It is one of the premier businesses in Songyuan City of Jilin Province. Since its formation, ErmaPao has been dedicated to the production of "green" organic rice. In 2003, we were presented with the "Brand Name" award at the Changchun China Agriculture Exposition. In 2004 we were awarded the gold medal at the 2004 Beijing International Agriculture Exposition. In 2004 ErmaPao received the ISO9001 -- 2000 international quality control management system certification and Jilin Province granted ErmaPao its trademark in June of 2006.

"ErMaPao" Organic Rice Series

      ErMaPao Organic Rice originates from Northeast China in the region of the Nen River. The Nen River is one of the few remaining rivers in China that is not polluted. The plantation area used for Organic Rice is undeveloped land with rich soil full of nutrients. The taste and texture of our rice are second to none; it is moist and delicious with great taste. ErmaPao Organic Rice is all-natural without any pollutants. "ErMaPao" Organic Rice is rich in protein, fiber fats, amino acids and calcium, iron, zinc, Selenium and other elements and vitamins.

      ErMaPao Organic Rice is grown in accordance with established "green" standards established by the Chinese Ministry of Agriculture. To qualify as "green" food must be produced in an environment which relies upon natural resources, in an appropriate ecological environment, and must undergo a series of scientific and technological quality control process. The production process has to follow specific techniques and meet standards established by the Ministry of Agriculture which make the food "Green". Green food is generally considered to be of higher quality and to have a better texture and taste compared to regular foods.

      The water used to irrigate our facilities is unpolluted from the Nen River (Nenjiang), and the entire production process is free of any chemical fertilizers and pesticides. Our "ErMaPao" Green and Organic Rice were certified by China's Organic Food Development Center on May 24, 2003, as grade A organic products. Our production facility was officially named as an organic producing base by The Chinese National Agricultural Department's Organic Food Development Center on January 17, 2004. "ErMaPao" was certified as organic and grade AA by The China Organic Foods Certification Group on July 28, 2004, and also by the standards of the European Union.

      AA grade green food standards: The production quality of the environment has to be in line with the "green food production environment quality standards." During the production process, no chemical pesticides, fertilizers, food additives, feed additives, veterinary drugs and anything harmful to the environment and human health can be used. The AA grade is obtained through the use of organic fertilizer, planting green manure, biological or physical methods of crop plantation, soil fertilization, and pest control. The procedures are taken to protect and improve the quality of products, thus ensuring the quality of products and meeting the standards of green food products

      A grade green food standards: The production quality of the environment has to be in line with the "green food production environment quality standards." The production process is in strict accordance with the guidelines for the use of green food production and the production code. There is limited use and minimal use of chemical synthesis, and an active use of biological technology and physical methods.

Distribution channels

      Our products are distributed through individual retailers and supermarket chains such as the Nanjin Suguo Supermarket, Hangzhou Agricultural Market, Beijing Chaoshifa Supermarket, Hualian Hypermarket and other major supermarket in Shanghai.

Employees

      As of March 31, 2007, in addition to our officers, we had approximately 55 full-time employees, with whom our relations have been and remain congenial.

Property

      Our company owns 300 miu (approximately 20 hectares) of land for plantation of organic rice, and 30,000 miu (approximately 2000 hectares) of land for plantation of green rice, in Jilin Province, China. Our facilities are located in the Songen Plains, one of the four largest irrigation areas in Northeast China. This area is newly developed "Primitive Undeveloped Land" with fertile soil full of nutrients. In addition, we own an office building with approximately 400 square meters of usable space on-site at the ErMaPao facility in Jilin Province.

Legal Proceedings

      We are not a party to any legal proceedings.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

      This discussion and analysis of financial condition and results of operations should be read in conjunction with our Financial Statements included in this prospectus.

Introduction

      On March 19, 2007, our Company (then known as Industrial Electric Services, Inc. "INEL") entered into an Agreement and Plan of Merger (the "Merger Agreement") with China Organic Agriculture Limited ("COA"), a British Virgin Islands corporation, and the shareholders of COA. Under the terms of the Merger Agreement COA became our wholly-owned subsidiary. COA owns all of the issued and outstanding stock of Jilin Songyuan City ErMaPao Green Rice Limited ("ErMaPao"). ErMaPao is an operating company organized under the laws of China engaged in the business of rice production.

      The reorganization of the Company was treated as a reverse merger. Consequently, our historical financial documents, the numbers in the tables presented below, and the discussion and analysis which follow reflect the accounts of ErMaPao.

Plan of Operations

      For the immediate future we intend to focus our efforts on the activities of ErMaPao. Our short to mid-term strategic plan is to focus on expanding our presence in the Chinese domestic market. Our long-term goal is to acquire additional farm land and to expand beyond China into overseas markets.

      We may issue additional shares of our capital stock to raise additional cash for working capital during the next twelve months. We have not decided on the amount of cash needed for working capital at this point. Working capital will be used for expanding the Chinese domestic market by establishing more sales points or proprietary stores in eastern China, hiring more sales personnel and expanding current distribution channels.

      We are not currently party to any contracts or other arrangements with respect to future acquisitions.

Results of Operations

      The following table sets forth certain components of our statements of operations for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006.

                                                      March 31,       March 31,
                                                        2007            2006
                                                      ---------       ---------

Sales, net                                          $ 4,116,721     $ 3,176,655

Cost of sales                                         2,310,092       1,826,398
                                                    -----------     -----------
Gross profit                                          1,806,629       1,350,257

Selling, general and administrative expenses             87,546          78,261
                                                    -----------     -----------
Income from operations                                1,719,083       1,271,996
                                                    -----------     -----------

Other (Income) Expense
Interest income                                          (1,412)         (1,552)
                                                    -----------     -----------
Income before income taxes                            1,720,495       1,273,548

Provision for income taxes                                   --              --
                                                    -----------     -----------
Net income                                          $ 1,720,495     $ 1,273,548
                                                    ===========     ===========

Net sales. Net sales for the three months ending March 31, 2007 ("First Quarter 2007") totaled $4,116,721 compared to $3,176,655 ("First Quarter 2006") for the three months ended March 31, 2006 ("First Quarter 2006"). This increase of approximately 30% was attributable to the Company's increased production as well an expansion of the Company's customer base.

Gross Profit. Gross profit was $1,806,629 for the First Quarter 2007, an increase of $456,372 (34%) from gross profit of $1,350,257 in First Quarter 2006. Gross profit margin for the three months ending First Quarter 2007 was 43.9% compared to 42.54% for the three months ending First Quarter 2006. The increase in gross profit reflects the fact that the Company was able to increase its margin by expanding its customer base.

Selling, general and administrative Expense. Selling, general and administrative expense for the First Quarter 2007 totaled $87,546 or approximately 2.1% of net sales, compared to $78,261 or approximately 2.5% of net sales for the First Quarter 2006.

Income from Operations. Income from operations for the First Quarter 2007 was $1,719,083 or 41.8% of net Sales as compared to income from operations of $1,271,996 for the 2006 or 40.0% of net Sales. The increase in the Company's income from operations reflects the growth in the Company's business partially offset by the increase in cost of sales.

Net Income. Net income was $1,720,495 or 41.79% of net sales for the First Quarter 2007, compared to $1,273,548 or 40.09% of net sales for the First Quarter 2006.

The following table sets forth certain components of our statements of operations for the year ended December 31, 2006, as compared to the year ended December 31, 2005.

                                                       2006             2005
                                                    -----------     ------------

Sales, net                                          $ 9,002,345     $ 6,601,698

Cost of sales                                         5,210,575       3,896,487
                                                    -----------     -----------
Gross profit                                          3,791,770       2,705,211

Selling, general and
Administrative expenses                                 364,500         232,872
                                                    -----------     -----------
Income from operations                                3,427,270       2,472,339
                                                    -----------     -----------

Other (Income) Expense
Interest (income)expense                                 (3,827)         (3,366)
                                                    -----------     -----------

Income before income taxes                            3,431,097       2,475,705

Provision for income taxes                                   --              --
                                                    -----------     -----------
Net income                                          $ 3,431,097     $ 2,475,705
                                                    ===========     ===========

Net sales. Net sales for the year ended December 31, 2006 ("Fiscal 2006") totaled $9,002,345 compared to $6,601,698 for the year ended December 31, 2005 ("Fiscal 2005"). This increase of approximately 36% was attributable to the Company's increased production as well an expansion of the Company's customer base.

Gross Profit. Gross profit was $3,791,770 for the Fiscal 2006, an increase of 40% from gross profit of $2,705,211 in Fiscal 2005. Gross profit margin for the three months ending First Quarter 2007 was ___ % compared to ___% for the three months ending First Quarter 2006. The increase in gross profit reflects the increase in this Company's sales. The increase in gross profit margin reflects the fact that the increase in company's sales as a percentage of sales exceeded the increase in cost of sales.

Selling, general and administrative Expense. Selling, general and administrative expense for the Fiscal 2006 totaled $364,500 or approximately 4% of net sales, compared to $232,872 or approximately 3.5% of net sales for the Fiscal Year 2005.

Income from Operations. Income from operations for the Fiscal 2006 was $3,427,270 or 38% of net Sales as compared to income from operations of $2,472,339 for the Fiscal 2005 or 37.45% of net Sales. The increase in the Company's income from operations reflects the growth in the Company's business partially offset by the increase in cost of sales.

Net Income. Net income was $3,431,097 or 38% of net sales for Fiscal 2006, compared to $2,475,705 or 37.5% of net sales for the Fiscal 2005.

LIQUIDITY AND CAPITAL RESOURCES

      Cash has historically been generated from operations. Operating cash and liquidity needs are funded primarily through cash generated from operations and short-term borrowings. We ended Fiscal 2006 with a cash position of $316,061. During 2006, we had positive cash flow from operating activities of $955,392, primarily attributable to net income of $3,431,097 and a decrease of accounts payable and accrued expenses of $481,561, partially offset by an increase in accounts receivable of $114,001.

      Cash and cash equivalents were $96,969 at March 31, 2007 and current assets totaled $2,823,130 at March 31, 2007. The Company's total current liabilities were $626,242 at March 31, 2007. Working capital at March 31, 2007 was $2,196,888. We believe that the funds available to us are adequate to meet our operating needs for the remainder of 2007. For the three months ending March 31, 2007, we used $218,982 of net cash in our operating activities.

      During Fiscal 2006 we used $3,429,165 in our financing activities. This use of cash was mainly due to dividend payments.

Capital expenditures

      During Fiscal 2006 we used $32,490 to acquire equipment. This use of cash resulted in a reduction in the company's cash position. There were no capital expenditures during the three months ending March 31, 2007. We have no plans for material capital expenditures during the remainder of 2007.

Working Capital Requirements

      Historically cash generated from operations and short term financing have been sufficient to meet our cash needs. We believe that we will be able to generate revenues from operations and, if necessary, raise capital through private placements of our equity securities to provide the necessary cash to meet anticipated working capital requirements. However, our actual working capital needs for the long and short term will depend upon numerous factors, including operating results, competition, and the availability of credit facilities, none of which can be predicted with certainty. Future expansion will be limited by the availability of financing products and raising capital.

      On May 31, 2007, we entered into a Fixed Price Standby Equity Distribution Agreement with six investors (each, an "Investor", collectively, the "Investors"). Pursuant to the Fixed Price Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to the Investors up to 20 million shares of the Company's common stock, par value $.001 per share, for a total purchase price of up to $21 million (a per share purchase price of $1.05 per share). The Investors' obligation to purchase shares of common stock under the Fixed Price Standby Equity Distribution Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for the resale of the common stock sold under the Fixed Price Standby Equity Distribution Agreement. The maximum amount of each advance under the Fixed Price Standby Equity Distribution Agreement cannot exceed $5 million. In no event can the number of shares issued to any Investor pursuant to an advance cause any Investor to own more than 9.9% of the shares of common stock then outstanding. There can be no assurance that the Investors will honor their obligations should the Company choose to exercise its rights under the Fixed Price Standby Equity Distribution Agreement.

Critical Accounting Policies and Estimates

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

We have determined the policies below to be critical to our business operations and the understanding of our financial results.

Revenue Recognition

      The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Income Taxes

      The Company utilizes SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Segment Reporting

      Statement of Financial Accounting Standards No. 131 (SFAS 131), Disclosure about Segments of an Enterprise and Related Information requires use of the management approach model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Recent accounting pronouncements

      In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's first quarter of fiscal 2006.

      In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

      In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements ("EITF 05-6.") EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its consolidated financial position or results of operations.

      In June 2005, the FASB Staff issued FASB Staff Position 150-5 (FSP 150-5), Issuers Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable. FSP 150-5 addresses whether freestanding warrants and other similar instruments on shares that are redeemable, either puttable or mandatorily redeemable, would be subject to the requirements of FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, regardless of the timing or the redemption feature or the redemption price. The FSP is effective after June 30, 2005.

      In February 2006, FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments SFAS No. 155 amends SFAS No 133, Accounting for Derivative Instruments and Hedging Activities, and SFAF No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155, permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006.

      In March 2006, the FASB issued FASB Statement No. 156, Accounting for Servicing of Financial Assets - an amendment to FASB Statement No. 140. Statement 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations. The new standard is effective for fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on its financial position, results of operations or cash flows.

      In September, 2006, FASB issued SFAS 157 `Fair Value Measurements'. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statements applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

                               Security Ownership

      The following table sets forth certain information as of July 15, 2007 concerning the beneficial ownership of our common stock by (i) each person who, to our knowledge, beneficially owns more than 5% of our common stock; (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. As of July 15, 2007, we had outstanding 51,548,776 shares of common stock. Under SEC rules, a person is deemed to be the beneficial owner of securities that he may acquire within 60 days upon exercise of warrants or options, or conversion or exchange of other securities. The percent of common stock owned by each beneficial owner is determined assuming the acquisition by him (but not any other beneficial owner) of all shares he may acquire within 60 days upon exercise, conversion or exchange of all derivative securities. The address for each beneficial owner is as indicated.

Shareholder                                                            Number of Shares     Percentage
-----------                                                            ----------------     ----------
Xia Wu                                                                 15,000,000           29.1
Shennan Zhong Road, PO Box 031-072
Shenzhen 518000, China
Huizhi Xiao                                                            10,114,873           19.6
ErMaPao Green Rice Limited
East Ping Feng Xiang Zheng Fu
Qian Guo District, Songyuan City
Jilin Province, China
Luxesource International Limited                                        6,175,975           12.0
Shennan Zhong Road, PO Box 031-072
Shenzhen 518000, China
First Capital Limited                                                   2,744,878            5.3
10880 Wilshire Boulevard, Suite 2250
Los Angeles, CA 90024
Simple (Hong Kong) Investment & Management Company Limited              2,882,121            5.6
Shennan Zhong Road
PO Box 031-072
Shenzhen 518000, China
China US Bridge Capital Limited                                         2,744,878            5.3
Jian Guo Road, Zhong Huan World Trade Center
Building D, 26th Floor
Beijing, China
Jian Lin                                                                        0*             0*
ErMaPao Green Rice Limited
East Ping Feng Xiang Zheng Fu
Qian Guo District, Songyuan City
Jilin Province, China
Xianhua Hu                                                                      0              0
ErMaPao Green Rice Limited
East Ping Feng Xiang Zheng Fu
Qian Guo District, Songyuan City
Jilin Province, China
Ping Zhao                                                                       0              0
ErMaPao Green Rice Limited
East Ping Feng Xiang Zheng Fu
Qian Guo District, Songyuan City
Jilin Province, China
Shujie Wu                                                                       0              0
ErMaPao Green Rice Limited
East Ping Feng Xiang Zheng Fu
Qian Guo District, Songyuan City
Jilin Province, China
Zhouzhe Jin                                                                     0              0

Shareholder                                                            Number of Shares     Percentage
-----------                                                            ----------------     ----------
ErMaPao Green Rice Limited
East Ping Feng Xiang Zheng Fu
Qian Guo District, Songyuan City
Jilin Province, China
Jingyong Ma                                                                     0              0
East Ping Feng Xiang Zheng Fu
Qian Guo District, Songyuan City
Jilin Province, China
All directors and executive officers as a group [7 persons]            10,114,873*          19.6*

----------
*Does not include the 6,175,975 shares beneficially owned by Luxesource International Limited, of which Jian Lin is an executive officer, director and controlling shareholder.

                              Selling Stockholders

            The following table presents information as of date of this prospectus concerning the number of shares beneficially owned and offered by each of the selling shareholders. The number of shares beneficially owned represents the maximum number of shares that each selling stockholder may acquire under the Fixed Price Standby Equity Distribution Agreement within 60 days after the date of this prospectus, and the number of shares offered is the maximum number of shares that each selling stockholder is obligated to purchase under that agreement. See "Prospectus Summary - The Offering and Our Equity Credit Facility."

            Each selling stockholder may offer all or part of the shares of common stock beneficially owned for resale from time to time. The table assumes that the selling shareholders will sell all of the shares offered for sale and accordingly, own no shares of common stock upon completion of the offering. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, we are not able to estimate the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by any selling stockholder upon termination of this offering. Each selling stockholder may sell all, some or none of the shares, depending upon our results of operations, financial condition, business prospects, the market price of our common stock and market conditions generally, its need for liquidity and other factors that may influence its decision to dispose of or continue to own our shares. None of the selling shareholders have held a position or office, or had any other material relationship, with us.

                                              Shares
                                        Beneficially Owned
Name                                   Number        Percent      Shares Offered    Shares After Offering
----                                   ------        -------      --------------    ---------------------
Jing Jiang*
CENTRAL GIANT                        5,000,000        25.0          5,000,000               None
INVESTMENTS LIMITED

Jinming Hu*                          2,500,000        12.5          2,500,000               None
EVEN BRIGHT
INVESTMENTS LIMITED

Lidong Li*
BILLION HERO                         2,500,000        12.5          2,500,000               None
INVESTMENTS LIMITED

Qi Huang*
ARJUNO                               5,000,000        25.0          5,000,000               None
INVESTMENTS LTD

Shujun Hao*
INNOVATION GAINING                   2,500,000        12.5          2,500,000               None
INVESTMENTS LIMITED

Qun Jiang*
NATION CITY                          2,500,000        12.5          2,500,000               None
INVESTMENTS LIMITED

----------
* President and sole director of selling stockholder.

                              Plan of Distribution

      The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
      o purchases by a broker-dealer as principal and resales by the broker-dealer for its account;
      o an exchange distribution in accordance with the rules of the applicable exchange;
      o     privately negotiated transactions;
      o to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;
      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
      o     any other method permitted pursuant to applicable law.

      The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

      The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

      If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

      The selling stockholders may be deemed to be, and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be, "underwriters" within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

      The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

      If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

      We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

      We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

                           Market for Our Common Stock

      Our common stock is traded in the over-the-counter market (the OTC Bulletin Board) with quotations reported on the National Association of Securities Dealers Automatic Quotation System (NASDAQ), Small Cap Market, under the symbol "CNOA.OB."

      The prices set forth below reflect the quarterly high and low bid price information for shares of our common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

                                                  High             Low
                                                 ----------------------
2005

First Quarter                                      N/A             N/A
Second Quarter                                     N/A             N/A
Third Quarter                                      N/A             N/A
Fourth Quarter                                     N/A             N/A

2006

First Quarter                                      N/A             N/A
Second Quarter                                     N/A             N/A
Third Quarter                                      N/A             N/A
Fourth Quarter                                    $1.57           $0.51

2007
First Quarter                                     $2.00           $0.51
Second Quarter                                    $2.09           $1.01
Third Quarter (through July 30, 2007)             $4.00           $1.15

      As of July 26, 2007, our common stock was held of record by approximately 37 stockholders, some of whom may hold shares for beneficial owners and have not been polled to determine the extent of beneficial ownership.

      Holders of our common stock are entitled to receive dividends, if any, declared and paid from time to time by the Board of Directors out of funds legally available. We intend to retain any earnings for the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, our financial condition and other factors that our Board of Directors may consider.

                      Our Directors and Executive Officers

Our directors and executive officers are:

      Name                   Age                      Title
      ----                   ---                      -----
      Jian Lin               38             Chief Executive Officer
      Xianhua Hu             40             Chief Financial Officer
      Ping Zhao              39             Secretary
      Huizhi Xiao            46             President, Chairman and Director
      Shujie Wu              38             Director
      Zhouzhe Jin            68             Director
      Jingyong Ma            56             Director

      Each of the officers and directors listed above other than Huizhi Xiao, Zhouzhe Jin and Jingyong Ma was appointed to his office on March 29, 2007. Huizhi Xiao was elected Chairman of our Board of Directors on June 4, 2007, and Zhouzhe Jin and Jingyong Ma were appointed on July 18, 2007 and August 1, 2007, respectively. The business experience of each director and executive officer of the Company is set forth below.

      Jian Lin, 38, is familiar with domestic agricultural policies and agricultural production processes in the industry and is also experienced in finance and business management. Since 2002, Lin has served as Chairman of Guangzhou Baisheng Investment Company. Since 2005, Lin has also served as Chairman of the Board of Jiayuenfeng International Investment Company Limited and Luxesource International Limited.

      Xianhua Hu, 40, graduated from the Financial Management Institute of Jiangxi with a concentration in financial accounting. Hu has 10 years of experience as a registered accountant and is familiar with national accounting, financial system policies, national and local tax laws, and international accounting standards. From 2002-2006 Mr. Hu served the Guangdong Anshin accounting firm as a senior auditor.

      Ping Zhao, 39, is an economist familiar with the operations of corporations and the standardization of internal control processes. Since 2002, Mr. Zhao has served as Deputy Manager as Guangzhou Baisheng Investment Company, and is currently setting up a comprehensive enterprise internal control processes for the company

      Huizhi Xiao, 46, graduated from Jilin Agricultural University and is a senior agronomist with many years of experience in the food processing industry, particularly in rice processing. He is a prominent figure in the China's agriculture industry with a reputation as an innovator with expansive management experience through several past enterprises. From 1990-2002 he was General Manager of Qianguo District Guangsha Construction Company. From 2002 to the present he has served as President of Songyuan City ErMaoPao" Green Rice Limited.

      Shujie Wu, 38, has served, from 2002 to 2004, as Chairman of Dongguan Shijin Market Investment Company Limited. From 2003 to 2005, Wu served as Chairman of Guangzhou City Weirong Investment Consulting Company Limted, and from 2005, to 2007, served as Managing Director of Jiayuanfen International Investments Company Limited.

      Zhouzhe Jin, 68, is a senior agronomist and recipient of the "National Special Contributions" Award. Jin graduated from Yanbian Agricultural College, and, upon graduation, was assigned to Jilin Province Qianguo District's Agricultural Bureau on agricultural systems. In December 1969, he was delegated to Qianguo District Jilatu Agricultural Station. He also served as deputy mayor of Jilatu from 1982 until retirement. While working with the agricultural bureau, Jin conducted agricultural scientific experiments such as paddy field phosphorus test, dry seeding, courtyard seeding, formulated fertilization of rice, the "Three Dry Cultivation Methods".

      Jingyong Ma, 56, is an agricultural researcher. Mr. Ma is a specialist in agriculture. Since 1970, Mr. Ma has been a lecturer to the graduate students of the Jilin Agricultural Academy, while also conducting research on quality of rice grains, new varieties of rice breeding, and rice grain breeding genetics. Since January 2005, Mr. ma has been retained by the Company as a rice grain specialist and consultant. Mr. Ma has developed around 10 new species of grains which are of high quality, high production value, and high resistance to disease and blight. Mr. Ma was approved in 1998 for outstanding contributions of young technical professionals in Jilin and was awarded the State Council's "Government's special allowances" in 2001.

Code of Ethics

      We have not adopted a code of ethics to apply to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions because, until recently, we have not been an operating company. We expect to prepare a Code of Ethics in the near future.

Audit Committee

      We do not have an Audit Committee. We intend to establish an Audit Committee and such other committees as may be required when sufficient members and resources are available. The Audit Committee will have a designated Audit Committee Financial Expert who will be responsible for reviewing the results and scope of the audit, and other services provided by the independent auditors, and review and evaluate the system of internal controls. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish the committees.

                             Executive Compensation

The following table sets forth information with respect to the compensation of each of the named executive officers for services provided in all capacities to us and our subsidiaries in the fiscal years ended December 31, 2006 and 2005. No other executive officer or former executive officer received more than $100,000 in compensation in the fiscal years reported below. For the purposes of this table, warrants are deemed to be equivalent of stock options.

                           Summary Compensation Table

------------------------------------------------------------------------------------------------------------------------------------
     Name          Year        Salary     Bonus     Stock      Option    Non-Equity        Change in          All Other        Total
     and                        ($)        ($)      Awards     Awards  Incentive Plan    Pension Value      Compensation        ($)
  Principal                                          ($)        ($)     Compensation         and                ($)
   Position                                                                 ($)          Nonqualified
                                                                                           Deferred
                                                                                         Compensation
                                                                                           Earnings
                                                                                              ($)
     (a)             (b)        (c)        (d)       (e)        (f)         (g)               (h)               (i)             (j)
------------------------------------------------------------------------------------------------------------------------------------
Jian Lin, CEO       2006       0            0         0          0           0                 0                 0             0
                    2005       0            0         0          0           0                 0                 0             0
------------------------------------------------------------------------------------------------------------------------------------
ianhua Hu, CFO      2006       0            0         0          0           0                 0                 0             0
                    2005       0            0         0          0           0                 0                 0             0
------------------------------------------------------------------------------------------------------------------------------------
 Huizhi Xiao,       2006       7,692        0         0          0           0                 0                 0             7,692
  President         2005       6,154        0         0          0           0                 0                 0             6,154
------------------------------------------------------------------------------------------------------------------------------------
  Ping Zhao,        2006       0            0         0          0           0                 0                 0             0
  Treasurer         2005       0            0         0          0           0                 0                 0             0
------------------------------------------------------------------------------------------------------------------------------------
Edward Lynch,       2006       0            0         0          0           0                 0                 0             0
 former CEO &       2005       0            0         0          0           0                 0                 0             0
  President
------------------------------------------------------------------------------------------------------------------------------------

      The following table indicates the total number and value of exercisable stock options held by our Executive Officers during the 2006 fiscal year.

               Outstanding Equity Awards at Fiscal Year-End Table

------------------------------------------------------------------------------------------------------------------------------------
                                        Option Awards                                           Stock Awards
------------------------------------------------------------------------------------------------------------------------------------
 Name             Number of       Number of         Equity       Option    Option      Number     Market     Equity         Equity
                 Securities       Securities        incentive   Exercise  Expiration     of       Value     Incentive      Incentive
                 Underlying       Underlying          Plan       Price      Date       Shares      of         Plan           Plan
                 Unexercised     Unexercised         Awards:      ($)                 or Units   Shares      Awards:        Awards:
                   Options         Options          Number of                            of        or        Number         Market
                     (#)             (#)            Securities                         Stock      Units        of          or Payout
                 Exercisable     Unexercisable     Underlying                           That       of       Unearned       Value of
                                                   Unexercised                          Have      Stock      Shares,        Unearned
                                                    Unearned                             Not      That      Units or       Shares,
                                                     Options                           Vested     Have        Other         Units or
                                                       (#)                              (#)        Not       Rights         Other
                                                                                                 Vested       That          Rights
                                                                                                  ($)       Have Not         That
                                                                                                             Vested        Have Not
                                                                                                               (#)          Vested
                                                                                                                              ($)
      (a)            (b)             (c)              (d)         (e)       (f)         (g)       (h)          (i)            (j)
------------------------------------------------------------------------------------------------------------------------------------
Jian Lin, CEO         0               0                0           0         0           0         0            0              0
------------------------------------------------------------------------------------------------------------------------------------
Xianhua Hu,           0               0                0           0         0           0         0            0              0
CFO
------------------------------------------------------------------------------------------------------------------------------------
Huizhi Xiao,          0               0                0           0         0           0         0            0              0
President
------------------------------------------------------------------------------------------------------------------------------------
Ping Zhao,            0               0                0           0         0           0         0            0              0
Treasurer
------------------------------------------------------------------------------------------------------------------------------------
Edward Lynch,         0               0                0           0         0           0         0            0              0
former CEO &
President
------------------------------------------------------------------------------------------------------------------------------------

Employment Agreements

      We do not have employment agreements with the members of our management.

      Our directors did not receive compensation for their services as members of our Board of Directors in 2006, and we have continued that policy for 2007.

                          Indemnification of Directors

      Section 607.0850 of the Florida Business Corporation Act permits us to indemnify, under certain conditions, our directors, officers, employees and agents against all expenses, liabilities and losses reasonably incurred by them in the course of their duties. This may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit us and our stockholders.

                 Certain Relationships and Related Transactions

      Pursuant to the Articles and Plan of Exchange, in August 2005, we issued the aggregate of 15,000,000 shares of our common stock to each of Edward Lynch, our former President, Chief Executive Officer and director, and Keith Yates, our former Chief Operating Officer and director, in exchange for all of the membership interests held by each of Messrs. Lynch and Yates in Industrial Electric Services, LLC. The membership interests were owned 60% by Mr. Lynch and

40% by Mr. Yates. We valued the shares based upon the time and effort Mr. Lynch and Mr. Yates had spent to develop our business. Accordingly, we valued the shares at $.001 per share or $15,000 aggregate which we believe is the fair market value of the factors used in valuation cited above. We did not obtain an independent evaluation of these shares.

      At December 31, 2005, we had advances of $12,750 to Mr. Yates. The amount consisted of advances made to him throughout 2005, with no interest rate, and no set repayment terms. These advances have been repaid.

      On November 8, 2005, we advanced $29,000 to Industrial Machinery Services, Inc., which is a company 60% owned by Mr. Lynch. Industrial Machinery Services paid the advance of $29,000 back in cash to the Company on January 23, 2006.

      During 2006 and 2005, we utilized office space and office amenities of International Machinery Services which is owned by Mr. Lynch and an unrelated person. We recorded $900 and $3,600, respectively, as rent expense through a contribution of capital.

      In April 2006, we transferred substantially all of our assets to Mr. Yates in exchange for payment by Mr. Yates of certain debt of the Company. In addition, Mr. Lynch purchased 6,000,000 shares of our common stock from Mr. Yates, and Mr. Yates used the proceeds thereof to pay off the Company's then outstanding line of credit.

      As a result of her purchase of 15,000,000 shares, or approximately 98% of our then outstanding shares, of common stock, from Edward Lynch, our former President and Chief Executive Officer and a director of the Company, under the Stock Purchase Agreement, dated February 8, 2007, Xia Wu became an officer and director of our company

      Contemporaneously with the consummation of Stock Transaction (as defined above), International Machinery Movers, Inc. assigned that certain $78,255 principal amount promissory note of Industrial Electric Services, Inc. (the "Company") that it held to each of Xiaoli Ma, Xian Liu, Bingsheng Li, Menghua Wang, Yigang Li, Yuan Li, Wenjin Xu, Xianjiao Li, David Leroy and Cyede Atkinson (collectively, the "Noteholders"). On February 21, 2007, the Company decided to convert the entire $78,255 of principal outstanding under the promissory note and due to the Noteholders into the aggregate of 8,750,000 shares of common stock at a conversion price of $0.009 per share.

      Since June 2007, Huizhi Xiao, a stockholder and sole director of Jilin Songyuan City ErMaPao Green Rice Limited, has served as our chairman of the board and President and has been a member of our board of directors, and, since march 2007, Jian Lin, a stockholder, Chief Executive Officer and sole director of Luxesource International Limited, one of our stockholders, has served as out Chief Executive Officer and has been a member of our board of directors. As a result of the merger on March 15, 2007, in which we acquired China Organic Agriculture Limited and Jilin Songyuan City ErMaPao Green Rice Limited, each of Huizhi Xiao and Jian Lin (through his control of Luxesource International Limited) acquired 16,290,848 shares, or approximately 31.6% of our then outstanding shares, of common stock, and each of Huizhi Xiao and Jian Lin became an officer and director of our company.

                                 Our Securities

      We are authorized to issue up to: 1,000,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock, $0.001 par value per share. Below is a description of our outstanding securities, including our common stock, options, warrants and debt.

Preferred Stock

      Our Board of Directors expressly is authorized, subject to limitations prescribed by the Florida Statutes and the provisions of our Certificate of Incorporation, to provide, by resolution and by filing an amendment to the Certificate of Incorporation under the Florida Statutes, for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

      a) the number of shares constituting that series and the distinctive designation of that series;
      b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
      c) whether that series shall have voting rights, in addition to voting rights provided by law, and, if so, the terms of such voting rights;
      d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;
      e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
      f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
      g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and
      h) any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series.

      In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the certificate of designations or by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

Common Stock

      Each holder of our common stock is entitled to one vote for each share held of record. Holders of our common stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive our net assets pro rata. Each holder of our common stock is entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. We have not paid any dividends on our common stock and do not contemplate doing so in the foreseeable future. We anticipate that any earnings generated from operations will be used to finance our growth.

      As of July 15, 2007, we had outstanding 51,548,776 shares of common stock.

  Disclosure of SEC Position on Indemnification for Securities Act Liabilities

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a Director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                Changes in and Disagreements with Accountants on
                      Accounting and Financial Disclosure

      On March 28, 2007, we appointed the firm of Morgenstern, Svoboda & Baer, CPAs, P.C ("New Auditor") as our independent auditor and dismissed the firm of Pender Newkirk & Company LLP ("Former Auditor"), which had served as our independent auditor until that date. The Former Auditor was our auditor prior to the acquisition by our company of ErMaPao and China Organic Agriculture, Ltd.

      The reports of the Former Auditor on our financial statements for the fiscal years ended December 31, 2005 and December 31, 2006 did not contain an adverse opinion, a disclaimer of opinion or any qualifications or modifications related to uncertainty, limitation of audit scope or application of accounting principles. During the fiscal years ending December 31, 2005 and December 31, 2006 and the period from December 31, 2006 to March 28, 2007, the Company did not have any disagreements (within the meaning of Instruction 4 of Item 304 of Regulation S-K) with the Former Auditor as to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and there have been no reportable events (as defined in Item 304 of Regulation S-K).

                       Where You Can Find More Information

      We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these materials by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      The SEC also maintains a web site, the address of which is http://www.sec.gov. That site also contains our annual, quarterly and special reports, proxy statements, information statements and other information.

      This prospectus is part of a registration statement that we filed with the SEC. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's web site.

                                  Legal Matters

      Certain legal matters in connection with the shares of our common stock offered for resale in this prospectus have been passed upon for us by Eaton & Van Winkle LLP, 3 Park Avenue, New York, N.Y. 10016.

                                     Experts

      Morgenstern, Svoboda & Baer, CPAs, P.C, of New York, were appointed as our independent auditors as of March 28, 2007; as of that date, we dismissed our former auditors, Pender Newkirk & company LLP. The statements for each of the years in the two-year period ended December 31, 2006, as set forth in its report, which appears herein, are given upon its authority in accounting and auditing.

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2006 AND 2005

                   Index to Consolidated Financial Statements


Report of Independent Registered Public Accounting Firm                      F-2

Consolidated Balance Sheets                                                  F-3

Consolidated Statements of Income                                            F-4

Consolidated Statements of Cash Flows                                        F-5

Consolidated Statements of Stockholders Equity                               F-6

Notes to  Consolidated Financial Statements                           F-7 - F-14

MORGENSTERN, SVOBODA, & BAER, CPA's, P.C.

CERTIFIED PUBLIC ACCOUNTANTS
40 Exchange Place, Suite 1820
New York, NY 10005
TEL: (212) 925-9490
FAX: (212) 226-9134
E-MAIL: MSBCPAS@GMAIL.COM

Board of Directors and Stockholders of
China Organic Agriculture, Ltd

We have audited the accompanying consolidated balance sheet of China Organic Agriculture, Ltd ("Company") as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, consolidated statements of stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Organic Agriculture, Ltd as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the periods then ended, in conformity with generally accepted accounting principles in the United States of America.

Morgenstern, Svoboda & Baer, CPAs, P.C.
Certified Public Accountants

New York, NY
February 23, 2007

                         CHINA ORGANIC AGRICULTURE, LTD
                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 2006 AND 2005

                                     ASSETS                2006          2005
                                                        ----------    ----------
Current Assets
Cash and cash equivalents                               $  316,061    $  626,578
Accounts receivable, net                                   801,719       594,113
Inventory                                                  436,395       741,833
Other receivables                                            3,284         8,649
                                                        ----------    ----------
Total Current Assets                                     1,557,459     1,971,173

Property & equipment, net                                  721,728       753,992

Other assets

Intangibles, net                                         3,444,220     3,580,259
                                                        ----------    ----------
Total Assets                                            $5,723,407    $6,305,424
                                                        ==========    ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accounts payable and accrued expenses                   $1,070,218    $1,551,779
Taxes payable                                               51,649       158,564
                                                        ----------    ----------
Total Current Liabilities                                1,121,867     1,710,343
                                                        ----------    ----------

Stockholders' Equity

Common stock,  par value, "nil"                            733,304       733,304
Statutory reserves                                         824,168       481,110
Other comprehensive income                                  65,137        60,610
Retained earnings                                        2,978,931     3,320,057
                                                        ----------    ----------
Total Stockholders' Equity                               4,601,540     4,595,081
                                                        ----------    ----------
Total Liabilities and Stockholders' Equity              $5,723,407    $6,305,424
                                                        ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, LTD
                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDING DECEMBER 31, 2006 AND 2005

                                                       2006            2005
                                                    -----------     -----------

Sales, net                                          $ 9,002,345     $ 6,601,698

Cost of sales                                         5,210,575       3,896,487
                                                    -----------     -----------
Gross profit                                          3,791,770       2,705,211

Selling, general and administrative expenses            364,500         232,872
                                                    -----------     -----------
Income from operations                                3,427,270       2,472,339
                                                    -----------     -----------

Other (Income) Expense
Interest (income)expense                                 (3,827)         (3,366)
                                                    -----------     -----------
Income before income taxes                            3,431,097       2,475,705

Provision for income taxes                                   --              --
                                                    -----------     -----------
Net income                                          $ 3,431,097     $ 2,475,705
                                                    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, LTD
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                   2006            2005
                                                                -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                      $ 3,431,097     $ 2,475,705
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization                                       196,751          84,244
Loss of fixed assets retirements                                      4,042
(Increase) / decrease in assets:
Accounts receivables                                               (207,606)        (93,605)
Inventory                                                           305,438        (145,558)
Other current assets                                                  5,365          (4,288)
Increase / (decrease) in current liabilities:
Accounts payable and accrued expenses                              (481,561)      1,401,675
Taxes payable                                                      (106,915)        104,996
                                                                -----------     -----------

Net cash provided by operating activities                         3,146,611       3,823,169
                                                                -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of intangible asset                                     (3,613,293)
Purchase of property & equipment                                    (32,490)       (620,130)
                                                                -----------     -----------
Net cash provided by Investing activities                           (32,490)     (4,233,423)
                                                                ===========     ===========
CASH FLOWS FROM FINANCING ACTIVITIES

Capital contributions, net                                               --         543,662
Dividend                                                         (3,429,165)
                                                                -----------     -----------
Net cash (used in) provided by financing activities              (3,429,165)        543,662
                                                                -----------     -----------
Effect of exchange rate changes on cash and cash equivalents          4,527          59,921

Net change in cash and cash equivalents                            (310,517)        193,329
Cash and cash equivalents, beginning balance                        626,578         433,249
                                                                -----------     -----------
Cash and cash equivalents, ending balance                       $   316,061     $   626,578
                                                                ===========     ===========
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments                                             $        --     $        --
                                                                ===========     ===========
Interest payments                                               $        --     $        --
                                                                ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, LTD
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE YEAR ENDED DECEMBER 31, 2006 AND 2005



                                                                                             Retained
                                                 Common                         Other        Earnings          Total
                                                 Stock        Statutory     Comprehensive  (Accumulated     Stockholders'
                                                 Amount       Reserves         Income         Deficit)     Equity/Deficit
                                              -----------    -----------     -----------    -----------     -----------
Balance January 1, 2005                       $    84,859    $   214,537     $       689    $ 1,215,708     $ 1,515,793
Amend Registered Capital                          648,445       (104,783)                                       543,662
Transfer to statutory reserve                                    371,356                       (371,356)            -0-
Foreign currency translation adjustments                                          59,921                         59,921
Net income for the period ended 12/31/2005                                                    2,475,705       2,475,705
Balance December 31, 2005                         733,304        481,110          60,610      3,320,057       4,595,081
Foreign currency translation adjustments                                           4,527                          4,527
Net income for the year ended 12/31/2006                                                      3,431,097       3,431,097
Dividend                                                                                     (3,429,165)     (3,429,165)
Transferred to statutory reserve                                 343,058                       (343,058)             --
Balance December 31, 2006                     $   733,304    $   824,168     $    65,137    $ 2,978,931     $ 4,601,540
                                              =========================================================================

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTE TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 1 - ORGANIZATION

China Organic Agriculture, Ltd (COA) was incorporated on August 10, 2006 under the laws of the British Virgin Islands. Jilin Songyuan City ErMaPao Green Rice Ltd (ErMaPao), was established in 2002 under the laws of The Peoples' Republic of China. COA owns 100% of ErMaPao. The Company is engaged in the business of rice production and processing.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company's functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in United States Dollars.

Translation Adjustment

As of December 31, 2006 and 2005, the accounts of China Organic Agriculture, Ltd were maintained, and its financial statements were expressed, in Chinese Yuan Renminbi (CNY). Such financial statements were translated into U.S. Dollars
(USD) in accordance with Statement of Financial Accounts Standards (SFAS) No. 52, Foreign Currency Translation with the CNY as the functional currency. According to the Statement, all assets and liabilities were translated at the current exchange rate, stockholders equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income as a component of shareholders equity. Transaction gains and losses are reflected in the income statement.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company's management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Advertising Costs

The company Expenses advertising Costs as incurred, for the years ending December 31, 2006 and 2005, advertising costs were 6,298 and 6,896, respectively.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary. Reserves are recorded primarily on a specific identification basis. There are no doubtful accounts as of December 31, 2006 or 2005.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down their inventories to market value, if lower. As of December 31, 2006 and 2005 inventory consisted of finished goods valued at $45,645 and $513,598 respectively. Raw material inventories as of December 31, 2006 and 2005 are valued at $390,750 and $228,235, respectively.

Property, Plant & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

      Machinery & Equipment                               5-10 years
      Real Property                                       20   years
      Transportation equipment                            5    years

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

As of December 31, 2006 and 2005 Property, Plant & Equipment consist of the following:

                                                    2006                2005
                                                  ---------           ---------

Machinery & Equipment                             $ 240,203             240,203

Real Property                                       579,988             584,879

Transportation Equipment                             48,575              16,085
                                                  -----------------------------
                                                    868,766             841,167
Accumulated depreciation                           (147,038)            (87,175)
                                                  -----------------------------
                                                  $ 721,728             753,992
                                                  =============================

Intangible Assets

Intangible assets are amortized using the straight-line method over their estimated period of benefit, ranging from one to ten years. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No impairments of intangible assets have been identified during any of the periods presented. In October 2005 the company purchased land rights which expire in 2032.

The components of finite-lived intangible assets are as follows:

December 31, 2006       $ 3,613,293
                        ===========

The estimated future amortization expense related to intangible asset as of December 31, 2006 is as follows:

                        2007                 $   136,887
                        2008                     136,887
                        2009                     136,887
                        2010                     136,887
                        2011                     136,887
                  Thereafter                 $ 2,759,785

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Long-Lived Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a Disposal of a Segment of a Business. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2006 there were no significant impairments of its long-lived assets.

Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Stock-Based Compensation

In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, Accounting for stock issued to employees (APB 25) and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No.123.

Income Taxes

The Company utilizes SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basic and Diluted Earnings per Share

Earnings per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), Earnings per share. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Statement of Cash Flows

In accordance with SFAS No. 95, Statement of Cash Flows, cash flows from the Company's operations is based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base, most of which are in China. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (SFAS 131), Disclosure about Segments of an Enterprise and Related Information requires use of the management approach model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Recent accounting pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's first quarter of fiscal 2006.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements ("EITF 05-6.") EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its consolidated financial position or results of operations.

In June 2005, the FASB Staff issued FASB Staff Position 150-5 (FSP 150-5), Issuers Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable. FSP 150-5 addresses whether freestanding warrants and other similar instruments on shares that are redeemable, either puttable or mandatorily redeemable, would be subject to the requirements of FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, regardless of the timing or the redemption feature or the redemption price. The FSP is effective after June 30, 2005.

On February 16, 2006 the Financial Accounting Standards Board (FASB) issued SFAS 155, "Accounting for Certain Hybrid Instruments," which amends SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on its financial position, results of operations or cash flows.

In March 2006, the FASB issued FASB Statement No. 156, Accounting for Servicing of Financial Assets - an amendment to FASB Statement No. 140. Statement 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations. The new standard is effective for fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on its financial position, results of operations or cash flows.

In September, 2006, FASB issued SFAS 157 'Fair Value Measurements'. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statements applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In September 2006, FASB issued SFAS 158 'Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)' This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded statues in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements :-

      a.    A brief description of the provisions of this Statement
      b.    The date that adoption is required
      c. The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008.

The Company believes that the adoption of these standards will have no material impact on its financial statements.

Note 3 - COMPENSATED ABSENCES

Regulation 45 of local labor law entitles employees to annual vacation leave after 1 year of service. In general all leave must be utilized annually, with proper notification. Any unutilized leave is cancelled.

Note 4 - INCOME TAXES

The Company is governed by the Income Tax Laws of the PRC. Pursuant to the PRC Income Tax Laws, the Enterprise Income Tax (EIT) is at a statutory rate of 33%, which is comprises of 30% national income tax and 3% local income tax. The Company received a notice of exemption from income taxes for 2005 and 2004.

Note 5 - COMMITTMENTS

The Company leases facilities and equipment under operating leases that terminate through 2005 and 2006. Rental expense under these agreements consisted of $1,889 and $1,835 for 2006 and 2005 respectively. The Company has the following future minimum obligations as of:

                                             12/31/2006     12/31/2005
                                             ----------     ----------
       2006                                                      1,916
                                             ----------     ----------
       Total                                 $       --     $    1,916
                                             ==========     ==========

                         CHINA ORGANIC AGRICULTURE, LTD
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

Note 6 - STATUTORY RESERVE

In accordance with the laws and regulations of the PRC, a wholly-owned Foreign Invested Enterprises income, after the payment of the PRC income taxes, shall be allocated to the statutory surplus reserves and statutory public affair fund. Prior to January 1, 2006 the proportion of allocation for reserve was 10 percent of the profit after tax to the surplus reserve fund and additional 5-10 percent to the public affair fund. The public affair fund reserve was limited to 50 percent of the registered capital. Effect January 1, 2006 there is now only one fund requirement. The reserve is 10 percent of income after tax, not to exceed 50 percent of registered capital.

Statutory Reserve funds are restricted for set off against losses, expansion of production and operation or increase in register capital of the respective company. Statutory public welfare fund is restricted to the capital expenditures for the collective welfare of employees. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation. As of December 31, 2006 and 2005, the Company had allocated $824,168 and $481,110 respectively to these non-distributable reserve funds.

Note 7 - OTHER COMPREHENSIVE INCOME

Balances of related after-tax components comprising accumulated other comprehensive income (loss), included in stockholders equity at December 31, 2006 and December 31, 2005 are as follows:

                                         Foreign Currency      Accumulated Other
                                            Translation          Comprehensive
                                            Adjustment              Income
                                         ================      ================
Balance at January 1, 2005               $            689      $            689
Change for 2005                                    59,921                59,921
                                         ----------------      ----------------
Balance at December 31, 2005             $         60,610      $         60,610
Change for 2006                                     4,527                 4,527
                                         ----------------      ----------------
Balance at December 31, 2006             $         65,137      $         65,137
                                         ================      ================

Note 8 - CURRENT VULNERABILITY DUE TO CERTAIN RISK FACTORS

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of the PRC's economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 9 - MAJOR CUSTOMERS AND CREDIT RISK

The Company had no customers who accounted for more than 10% of revenues during the years ended 2006 or 2005. No customers accounted for more than 10% of the company's accounts receivable at December 31, 2006 or 2005.

                         CHINA ORGANIC AGRICULTURE, INC.
                  (formerly Industrial Electric Services, Inc.)


                        CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 2007

                                TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm                     F-17

Consolidated Balance Sheets                                                 F-18

Consolidated Statements of Income                                           F-19

Consolidated Statements of Cash Flows                                       F-20

Consolidated Statements of Stockholders Equity                              F-21

Notes to  Consolidated Financial Statements                          F-22 - F-30

MORGENSTERN, SVOBODA, & BAER, CPA's, P.C.

CERTIFIED PUBLIC ACCOUNTANTS
40 Exchange Place, Suite 1820
New York, NY 10005
TEL: (212) 925-9490
FAX: (212) 226-9134
E-MAIL: MSBCPAS@GMAIL.COM

Board of Directors and Stockholders of
China Organic Agriculture, Inc.

We have reviewed the accompanying consolidated balance sheets of China Organic Agriculture, Inc. (formerly Industrial Electric Services, Inc.) as of March 31, 2007 and the consolidated statements of operations for the three months ended March 31, 2007 & 2006 and consolidated statements of cash flows and shareholders equity for the three months then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of China Organic Agriculture, Inc. as of December 31, 2006 and the related consolidated statements of income retained earnings and comprehensive income, and consolidated statements of cash flows for the year then ended; and in our report dated February 23, 2007 we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2006, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Morgenstern, Svoboda & Baer, CPAs, P.C.
Certified Public Accountants

New York, NY
April 27, 2007

                         CHINA ORGANIC AGRICULTURE, INC.
                  (formerly Industrial Electric Services, Inc.)
                           CONSOLIDATED BALANCE SHEET
                      MARCH 31, 2007 AND DECEMBER 31, 2006

                                     ASSETS             3/1/2007      12/31/2006

Current Assets

Cash and cash equivalents                            $    96,969    $   316,461
Accounts receivable, net                               1,733,518        801,719
Inventory                                                979,379        436,395
Other receivables and prepaid                             13,264          3,284
                                                     -----------    -----------
Total Current Assets                                   2,823,130      1,557,859

Property & equipment, net                                706,138        721,728

Other assets
Intangibles, net                                       3,409,644      3,444,220
                                                     -----------    -----------
Total Assets                                         $ 6,938,912    $ 5,723,807
                                                     ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accounts payable and accrued expenses                $   578,340    $ 1,148,473
Taxes payable                                             47,902         51,649
                                                     -----------    -----------
Total Current Liabilities                                626,242      1,200,122
                                                     -----------    -----------
Stockholders' Equity

Common stock,  par value, "none"                       3,931,976      3,862,976
1,000,000,000 shares authorized
51,548,776 and 42,798,776 issued and outstanding
Statutory reserves                                       824,168        824,168
Other comprehensive income                                64,627         65,137
Retained earnings                                      1,491,899       (228,596)
                                                     -----------    -----------
Total Stockholders' Equity                             6,312,670      4,523,685
                                                     -----------    -----------
Total Liabilities and Stockholders' Equity           $ 6,938,912    $ 5,723,807
                                                     ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, INC.
                  (formerly Industrial Electric Services, Inc.)
                        CONSOLIDATED STATEMENTS OF INCOME
               FOR THE THREE MONTHS ENDING MARCH 31, 2007 AND 2006

                                                       2007            2006
                                                    -----------     -----------
Sales, net                                          $ 4,116,721     $ 3,176,655

Cost of sales                                         2,310,092       1,826,398
                                                    -----------     -----------
Gross profit                                          1,806,629       1,350,257

Selling, general and administrative expenses             87,546          78,261
                                                    -----------     -----------
Income from operations                                1,719,083       1,271,996
                                                    -----------     -----------

Other (Income) Expense
Interest income                                          (1,412)         (1,552)
                                                    -----------     -----------
Income before income taxes                            1,720,495       1,273,548

Provision for income taxes                                   --              --
                                                    -----------     -----------
Net income                                          $ 1,720,495     $ 1,273,548
                                                    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, INC.
                  (formerly Industrial Electric Services, Inc.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

                                                                   2007            2006
                                                                -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                      $ 1,720,495     $ 1,273,548
Adjustments to reconcile net income to net cash
provided by operating activities:
Payment of debt with share issuance                                  69,000
Depreciation and amortization                                        50,166          46,972
(Increase) / decrease in assets:
Accounts receivables                                               (931,799)     (1,015,877)
Inventory                                                          (542,984)       (128,266)
Other current assets                                                 (9,980)           (170)
Increase / (decrease) in current liabilities:
Accounts payable and accrued expenses                              (570,133)       (417,395)
Taxes payable                                                        (3,747)       (127,617)
                                                                -----------     -----------
Net cash provided by operating activities                          (218,982)       (368,805)
                                                                ===========     ===========

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property & equipment                                         --         (32,490)
                                                                -----------     -----------
Net cash provided by Investing activities                                --         (32,490)
                                                                ===========     ===========
Effect of exchange rate changes on cash and cash equivalents           (510)          5,297

Net change in cash and cash equivalents                            (219,492)       (406,592)
Cash and cash equivalents, beginning balance                        316,461         626,578
                                                                -----------     -----------
Cash and cash equivalents, ending balance                       $    96,969     $   219,986
                                                                ===========     ===========
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments                                             $     3,747     $   127,617
                                                                -----------     -----------
Interest payments                                               $        --     $        --
                                                                ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, INC.
                  (formerly Industrial Electric Services, Inc.)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                    FOR THE THREE MONTHS ENDED MARCH 31, 2007


                                                Common                        Other          Total
                                                Stock        Statutory    Comprehensive   Stockholders'
                                                Amount       Reserves        Income      Equity/Deficit
                                             -----------    -----------    -----------    -----------
Balance January 1, 2007                      $ 3,862,976    $   824,168    $  (228,596)   $ 4,523,685     $    65,137
Foreign currency translation adjustments                                          (510)                          (510)
Payment of Debt with Share Issuance               69,000                                                       69,000
                                                            -----------    -----------    -----------     -----------
Net income for the period ended 3/31/2007                                                   1,720,495       1,720,495
                                             -----------    -----------    -----------    -----------     -----------
Balance March 31, 2007                         3,931,976        824,168         64,627      1,491,899       6,312,670
                                             ===========    ===========    ===========    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTE TO FINANCIAL STATEMENTS
                                 MARCH 31, 2007

Note 1 - ORGANIZATION

China Organic Agriculture, Inc. (CAOI) (formerly Industrial Electric Services, Inc.) (IESI) was incorporated on August 5, 2005, in the state of Florida. The company has two wholly owned subsidiaries. China Organic Agriculture, Ltd.
(CAOL), was incorporated on August 10, 2006 under the laws of the British Virgin Islands and Jilin Songyuan City ErMaPao Green Rice Ltd (ErMaPao), was established in 2002 under the laws of The Peoples' Republic of China. (COAL) owns 100% of ErMaPao. The Company is engaged in the business of rice production and processing.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company's functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in United States Dollars.

On March 15, (CAOI), formerly (IESI), through a reverse merger, issued 27,448,776 shares of stock in consideration for all the outstanding shares of
(COAL). The accompanying financial statements present the pro-forma historical financial condition, results of operations and cash flows of the operating company prior to the merger.

Translation Adjustment

As of March 31, 2007 and 2006, the accounts of China Organic Agriculture, Inc., were maintained, and its financial statements were expressed, in Chinese Yuan Renminbi (CNY). Such financial statements were translated into U.S. Dollars
(USD) in accordance with Statement of Financial Accounts Standards (SFAS) No. 52, Foreign Currency Translation with the CNY as the functional currency. According to the Statement, all assets and liabilities were translated at the current exchange rate, stockholders equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income as a component of shareholders equity. Transaction gains and losses are reflected in the income statement.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company's management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2007

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Advertising Costs

The company Expenses advertising Costs as incurred, for the three months ending March 31, 2007 advertising costs were $5,122.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary. Reserves are recorded primarily on a specific identification basis. There are no doubtful accounts as of March 31, 2007 and December 31, 2006.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down their inventories to market value, if lower. As of March 31, 2007 and December 31, 2006 inventory consisted of finished goods valued at $96,730 and $45,645 respectively. Raw material inventories as of March 31, 2007 and December 31, 2006 are valued at $882,649 and $390,750, respectively.

Property, Plant & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

      Machinery & Equipment                               5-10 years
      Real Property                                       20   years
      Transportation equipment                            5    years

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2007

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

As of March 31, 2007 and December 31, 2006 Property, Plant & Equipment consist of the following:

                                                 3/31/2007     12/31/2006
                                                 ---------     ---------

      Machinery & Equipment                      $ 240,203       240,203

      Real Property                                579,988       579,988

      Transportation Equipment                      48,575        48,575
                                                 -----------------------


                                                   868,766       868,766

      Accumulated depreciation                    (162,628)     (147,038)
                                                 $ 706,138       721,728
                                                 =======================

Intangible Assets

Intangible assets are amortized using the straight-line method over their estimated period of benefit, ranging from one to ten years. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No impairments of intangible assets have been identified during any of the periods presented. In October 2005 the company purchased land rights which expire in 2032.

The components of finite-lived intangible assets are as follows:

March 31, 2007           $ 3,613,293
                         ===========

The estimated future amortization expense related to intangible asset as of March 31, 2007 is as follows:

                        2007                 $   102,311
                        2008                     136,887
                        2009                     136,887
                        2010                     136,887
                        2011                     136,887
                  Thereafter                  $2,759,785

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2007

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Long-Lived Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a Disposal of a Segment of a Business. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of March 31, 2007 there were no significant impairments of its long-lived assets.

Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Stock-Based Compensation

In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, Accounting for stock issued to employees (APB 25) and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No.123.

Income Taxes

The Company utilizes SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2007

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basic and Diluted Earnings per Share

Earnings per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), Earnings per share. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Statement of Cash Flows

In accordance with SFAS No. 95, Statement of Cash Flows, cash flows from the Company's operations is based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base, most of which are in China. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (SFAS 131), Disclosure about Segments of an Enterprise and Related Information requires use of the management approach model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Recent accounting pronouncements

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's first quarter of fiscal 2006.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2007

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements ("EITF 05-6.") EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its consolidated financial position or results of operations.

In June 2005, the FASB Staff issued FASB Staff Position 150-5 (FSP 150-5), Issuers Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable. FSP 150-5 addresses whether freestanding warrants and other similar instruments on shares that are redeemable, either puttable or mandatorily redeemable, would be subject to the requirements of FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, regardless of the timing or the redemption feature or the redemption price. The FSP is effective after June 30, 2005.

In February 2006, FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments SFAS No. 155 amends SFAS No 133, Accounting for Derivative Instruments and Hedging Activities, and SFAF No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155, permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006.

In March 2006, the FASB issued FASB Statement No. 156, Accounting for Servicing of Financial Assets - an amendment to FASB Statement No. 140. Statement 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations. The new standard is effective for fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on its financial position, results of operations or cash flows.

In September, 2006, FASB issued SFAS 157 'Fair Value Measurements'. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statements applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2007

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In September 2006, FASB issued SFAS 158 'Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)' This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded statues in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements.

      a.    A brief description of the provisions of this Statement
      b.    The date that adoption is required
      c. The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.

The Company believes that the adoption of these standards will have no material impact on its financial statements.

Note 3 - COMPENSATED ABSENCES

Regulation 45 of local labor law entitles employees to annual vacation leave after 1 year of service. In general all leave must be utilized annually, with proper notification. Any unutilized leave is cancelled.

Note 4 - INCOME TAXES

The Company is governed by the Income Tax Laws of the PRC. Pursuant to the PRC Income Tax Laws, the Enterprise Income Tax (EIT) is at a statutory rate of 33%, which is comprises of 30% national income tax and 3% local income tax. The Company received a notice of exemption from income taxes.

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2007

Note 5 - COMMITTMENTS

The Company leases facilities and equipment under operating leases that have expired, and continue on a month to month basis. Rental expenses were $4,648 for the three months ended March 31, 2007. The Company has no future minimum obligations as of March 31, 2007.

Note 6 - STATUTORY RESERVE

In accordance with the laws and regulations of the PRC, a wholly-owned Foreign Invested Enterprises income, after the payment of the PRC income taxes, shall be allocated to the statutory surplus reserves and statutory public affair fund. Prior to January 1, 2006 the proportion of allocation for reserve was 10 percent of the profit after tax to the surplus reserve fund and additional 5-10 percent to the public affair fund. The public affair fund reserve was limited to 50 percent of the registered capital. Effect January 1, 2006 there is now only one fund requirement. The reserve is 10 percent of income after tax, not to exceed 50 percent of registered capital.

Statutory Reserve funds are restricted for set off against losses, expansion of production and operation or increase in register capital of the respective company. Statutory public welfare fund is restricted to the capital expenditures for the collective welfare of employees. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation. As of March 31, 2007 and December 31, 2006, the Company had allocated $824,168 to these non-distributable reserve funds.

Note 7 - OTHER COMPREHENSIVE INCOME

Balances of related after-tax components comprising accumulated other comprehensive income (loss), included in stockholders equity at December 31, 2006 and December 31, 2005 are as follows:

                                      Foreign Currency      Accumulated Other
                                         Translation          Comprehensive
                                         Adjustment              Income
                                     ===================   ===================
Balance at December 31, 2006         $            65,137   $            65,137
Change for 2006                                     (510)                 (510)
                                     -------------------   -------------------
Balance at December 31, 2006         $            64,627   $            64,627
                                     ===================   ===================

                         CHINA ORGANIC AGRICULTURE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2007

Note 8 - CURRENT VULNERABILITY DUE TO CERTAIN RISK FACTORS

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of the PRC's economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 9 - MAJOR CUSTOMERS AND CREDIT RISK

The Company had no customers who accounted for more than 10% of revenues during the three ended March 31, 2007 and 2006. No customers accounted for more than 10% of the company's accounts receivable at March 31, 2007 or December 31, 2006.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Pursuant to Section 607.0850 of the Florida Business Corporation Act, we have the power to indemnify our officers, directors, employees and agents, if such person acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the Company, and, with respect to any criminal actions, had not reasonable cause to believe that his conduct was unlawful.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a Director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee.

SEC registration fee                                                 $    644.70
Legal fees and expenses                                                   25,000
Accounting fees and expenses                                              10,000
Miscellaneous                                                              5,000
                                                                     -----------
Total expenses                                                       $ 40,644.70
                                                                     -----------

Item 26. Recent Sales of Unregistered Securities

During the past 3 years, we issued the following unregistered securities pursuant to various exemptions from registration under the Securities Act of 1933, as amended:

On August 5, 2005, we issued a total of 15,000,000 shares in the aggregate to each of Edward Lynch, our former President, Chief Executive Officer and director, and Keith Yates, our former Chief Operating Officer and director, in exchange for each of Messrs. Lynch and Yates respective membership interests in Industrial electric Services, LLC.

Contemporaneously with the consummation of Stock Transaction (as defined above), International Machinery Movers, Inc. assigned that certain $78,255 principal amount promissory note of Industrial Electric Services, Inc. (the "Company") that it held to each of Xiaoli Ma, Xian Liu, Bingsheng Li, Menghua Wang, Yigang Li, Yuan Li, Wenjin Xu, Xianjiao Li, David Leroy and Cyede Atkinson (collectively, the "Noteholders"). On February 21, 2007, the Company decided to convert the entire $78,255 of principal outstanding under the promissory note and due to the Noteholders into the aggregate of 8,750,000 shares of common stock at a conversion price of $0.009 per share. These shares of common stock were issued pursuant to an exemption under Section 4(2) under the Securities Act.

On March 15, 2007, we issued a total of 27,448,776 shares of our common stock to the shareholders of China Organic Agriculture Limited ("COA"), a British Virgin islands company, in connection with the merger of our wholly-owned subsidiary, INEL Merger Sub, Inc. ("SUB") with and into COA in accordance with the certain Agreement and Plan of Merger, dated as of March 15, 2007, by and among us, SUB, COA and the shareholders of COA.

These shares were issued without registration under Section 5 of the Securities Act of 1933, as amended (the "Securities Act") in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and Regulation S under the Securities Act.

We believe that all of the requirements to qualify to use the exemption from registration contained in Section 4(2) of the Securities Act have been satisfied in connection with the issuance of these shares. Specifically, (i) we have determined that each investor is knowledgeable and experienced in finance and business matters and thus is able to evaluate the risks and merits of acquiring our securities; (ii) each investor has advised us that he, she or it is able to bear the economic risk of purchasing our common stock; (iii) we have provided each investor with access to the type of information normally provided in a prospectus; and (iv) we did not use any form of public solicitation or general advertising in connection with the issuance of the shares.

We also believe that the issuance of our shares to these investors constituted an offshore transaction. Each investor was a resident of China, and at the time we offered to issue our shares to these investors, each investor was located in China. At the time we issued our common stock to these investors, we reasonably believed that each investor was outside of the United States. As a result, we believe that these facts also enable us to rely on Regulation S for an exemption from the registration requirements of Section 5 of the Securities Act with respect to the issuance of these shares.

Item 27. Exhibits

Exhibit  Description
-------  -----------

2.1 Articles and Plan of Exchange, dated August 8, 2005, between the Registrant, Edward Lynch, Keith Yates and Industrial Services, LLC, incorporated herein by reference to Exhibit 2 to the Registrant's Registration Statement on Form SB-2 filed on November 1, 2005.

2.2 Agreement and Plan of Merger dated March 15, 2007, among the Registrant, INEL Merger Sub, Inc, China Organic Agriculture Limited and the shareholders of China Organic Agriculture Limited, incorporated herein by reference to Exhibit 10 to the Registrant's current Report on Form 8-K filed on March 19, 2007.

3.1 Articles of Incorporation, incorporated herein by reference to Exhibit 3 to the Registrant's Registration Statement on From SB-2 filed on November 1, 2005.

3.2 Articles of Amendment to Articles of Incorporation, incorporated herein by reference to Exhibit 3.1 to the Registrant's current Report on Form 8-K filed on May 10, 2007.

3.3 By-laws, incorporated herein by reference to Exhibit 3 to the Registrant's Registration Statement on Form SB-2 filed on November 1, 2005.

5.1    Opinion of Eaton & Van Winkle LLP, dated July , 2007

10.1 Agreement, dated as of August 14, 2006, between the Registrant, Edward Lynch and Keith Yates, incorporated by reference to Exhibit 10.1 of the Registrant's current Report on Form 8-K filed on August 21, 2006.

10.1 Promissory Note of the Registrant, dated October 18, 2006, issued to International Machinery Movers, Inc., incorporated herein by reference to
       Exhibit 10.1 to the Registrant's Annual Report on Form 10-KSB filed on February 16, 2007.

10.2 Assignment between International Machinery Movers, Inc. and assignees listed therein, dated as of February 8, 2007, incorporated herein by reference to Exhibit 10.2 to the Registrant's Annual Report on Form 10-KSB filed on February 16, 2007.

10.3 Stock Purchase Agreement, dated as of February 8, 2007, by and between Xia Wu and Edward Lynch incorporated herein by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on February 26, 2007.

10.4 Fixed Price Standby Equity Distribution Agreement dated May 31, 2007, incorporated herein by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K filed on June 1, 2007.

10.5 Agricultural Partnership Agreement between Jilin Songyuan City ErMaPao Green Rice Limited, the Registrant's subsidiary, and Xinmio Grain Depot, dated July 10, 2007, incorporated herein by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on February 26, 2007.

21.1   List of Subsidiaries

23.1   Consent of Eaton & Van Winkle LLP (included in Exhibit 5.1)

23.2   Consent of Morgenstern, Svoboda & Baer, CPAs, P.C


Item 28.  Undertakings

(a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      provided, however, that paragraphs (1) (i), (1) (ii) and (1) (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this registration statement.

      (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) Not applicable.

      (5) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

      (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned on August __, 2007.

                                         CHINA ORGANIC AGRICULTURE, INC.


                                         By: /s/ Jian Lin
                                             -----------------------------
                                             Jian Lin
                                             Chief Executive Officer
                                             (principal executive officer)


                                         By: /s/ Xianhua Hu
                                             -----------------------------
                                             Xianhua Hu
                                             Chief Financial Officer
                                             (principal financial officer)

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jian Lin and Xianhua Hu, and each of them acting without the other, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

In accordance with the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities indicated on the dates indicated.


Signature                                    Title                                       Date
---------                                    -----                                       ----

/s/ Huizhi Zhao                              President, Chairman and Director            August 7, 2007
---------------------
Huizhi Zhao


/s/ Jian Lin                                 Chief Executive Officer                     August 7, 2007
---------------------
Jian Lin


/s/ Xianhua Hu                               Chief Financial Officer                     August 7, 2007
---------------------
Xianhua Hu


/s/ Ping Zhao                                Secretary                                   August 7, 2007
---------------------
Ping Zhao


/s/ Shujie Wu                                Director                                    August 7, 2007
---------------------
Shujie Wu


/s/ Zhouzhe Jin                              Director                                    August 7, 2007
---------------------
Zhouzhe Jin


/s/ Jingyong Ma                              Director                                    August 7, 2007
---------------------
Jingyong Ma
